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                                                                    EXHIBIT 10.6


                            AMENDMENT NO.1 TO THE
                            CIMETRIX INCORPORATED
                              STOCK OPTION PLAN

     This Amendment No.1 to the Cimetrix Incorporated Stock Option Plan is made as of March 21, 1997, by Cimetrix Incorporated, a Nevada corporation for the benefit of each person who becomes a participant in the Plan.

     WHEREAS, Cimetrix Incorporated created a Stock Option Plan for the benefit of Eligible Participants; and

     WHEREAS, the Company believes that it is in the best interests of the Company and the participants in the Plan to amend the Plan;

     NOW, THEREFORE, Section 5 (a) of the Plan is hereby amended to read as follows:

           (a) Option Pool.   The aggregate number of shares of Option Stock
     that may be issued pursuant to the exercise of Options granted under this Plan will not exceed Two Million Five Hundred Thousand (2,500,000) shares of Stock (the "Option Pool"), provided that such number will be increased by the number of shares of Option Stock that the Company subsequently may reacquire through repurchase or otherwise. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or a part of those Options have terminated or expired, will be deemed not to have been issued for purposes of computing the number of shares of Option Stock remaining in the Option Pool and available for issuance.

Date Amendment adopted by Board of Directors:  March 21, 1997
Date Amendment approved by Shareholders:   May 31, 1997





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